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                                                                     Exhibit 5.1

                                HALE AND DORR LLP
                                COUNSELORS AT LAW

                                  HALEDORR.COM
                       60 STATE STREET - BOSTON, MA 02109
                         617-526-6000 - FAX 617-526-5000

                                                       March 11, 2004

Analog Devices, Inc.
One Technology Way
Norwood, MA 02062-9106

         Re:      Analog Devices, Inc. Deferred Compensation Plan, as amended

Ladies and Gentlemen:

         We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of $100,000,000 Deferred Compensation Obligations (the "Securities"), of Analog Devices, Inc., a Massachusetts corporation (the "Company"), issuable under the Analog Devices, Inc. Deferred Compensation Plan, as amended (the "Plan").

         We have examined the Articles of Organization and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

         In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

         We assume that the appropriate action will be taken, prior to the offer and sale of the Securities in accordance with the Plan, to register and qualify the Securities for sale under all applicable state securities or "blue sky" laws.

         We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts and the federal laws of the United States of America.

BOSTON  LONDON  MUNICH  NEW YORK  OXFORD  PRINCETON  RESTON  WALTHAM  WASHINGTON
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         Hale and Dorr LLP is a Massachusetts limited liability partnership. Our
London and Oxford offices are operated under a Delaware limited liability partnership.

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Analog Devices, Inc.
March 11, 2004
Page 2

         It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

         Based on the foregoing, we are of the opinion that the Securities have been duly authorized for issuance and, when the Securities are issued and paid for in accordance with the terms and conditions of the Plan, the Securities will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                           Very truly yours,

                                           /s/ Hale and Dorr LLP

                                           HALE AND DORR LLP